EXHIBIT 99.1

Kodiak Oil & Gas Corp. Announces
First Quarter 2014 Results and Operations Update

Highlights Include:

•	Q1-14 Oil & Gas Sales of $257.0 million, 56% Increase from Q1-13

•	Q1-14 Adjusted EBITDA of $179.9 million, 45% Growth from Q1-13

•	Q1-14 Average Daily Sales Volumes of 34,025 BOE/d, 57% Increase from Q1-13

DENVER - May 1, 2014 /PRNewswire-FirstCall/ -- Kodiak Oil & Gas Corp. (NYSE: KOG), an oil and gas exploration and production company with primary assets in the Williston Basin of North Dakota, today reported financial results for the first quarter ended March 31, 2014 and provided a Williston Basin operations update.

Financial Results

For the first quarter-ended March 31, 2014, the Company reported oil and gas sales of $257.0 million, as compared to $165.1 million during the same period in 2013, representing an increase of 56%. Kodiak reported an overall 57% increase in quarter-over-quarter equivalent sales volumes with 3.1 million barrels of oil equivalent (MMBOE) sold, or an average of 34.0 MBOE per day (MBOE/d) during the first quarter of 2014, as compared to 2.0 MMBOE, or an average of 21.7 MBOE/d in the first quarter of 2013. Crude oil revenue accounted for approximately 92% of oil and gas sales recorded during the first quarter 2014.

Adjusted EBITDA was $179.9 million for the first quarter 2014, as compared to $124.4 million in the same period in 2013. Adjusted EBITDA is a non-GAAP financial measure. For additional information please refer to the reconciliation of this measure at the end of this news release.

For the first quarter 2014, the Company reported net income of $29.1 million, or $0.11 per diluted share, compared to net income of $19.4 million, or $0.07 per diluted share, for the same period in 2013.

Kodiak reported net cash provided by operating activities during the first quarter 2014 of $163.5 million, as compared to $114.6 million during the same period in 2013, an increase of 43%.

General and administrative expenses (G&A) for the first quarter 2014 totaled $13.9 million, or $4.54 per BOE, compared to $10.3 million, or $5.28 per BOE, in the first quarter 2013.  The decrease in G&A expense per BOE for the first quarter 2014, as compared to the same period in 2013, is attributed primarily to increased production which offset an overall increase in G&A as the Company has expanded operations. As of March 31, 2014, Kodiak had 214 employees, as compared to 116 employees as of March 31, 2013 and 202 employees as of December 31, 2013.

Lease operating expenses (LOE) for the first quarter 2014 totaled $22.7 million or $7.43 per BOE, an 8% increase per BOE over the first quarter 2013 and an increase of 14% over the fourth quarter of 2013.  The increase is primarily the result of winter operations. The Company expects to see a reduction in per unit LOE for the remainder of the year. Additionally, the Company continues efforts to decrease operating costs, primarily by addressing water disposal costs, the largest component of LOE.

During the first quarter ended March 31, 2014, Kodiak incurred total interest expense related to its outstanding senior notes and credit facility of approximately $31.6 million. The Company capitalized interest costs of $8.4 million for the first quarter 2014.

The following table summarizes the Company's sales volumes and costs on a per-unit basis for the periods shown:

Kodiak Oil & Gas Corp.				% Change
Net Sales Volumes Comparison and Unit Cost Analysis	Q1-14	Q4-13	Q1-13	Sequential	Q-o-Q
Net Sales Volumes
Crude Oil (MBbls)	2,677	2,964	1,716	(10)%	56%
Natural Gas (MMcf)	2,310	2,163	1,420	7%	63%
Barrels of Oil Equivalent (MBOE)	3,062	3,324	1,953	(8)%	57%
Average Daily Volumes
Daily Sales (BOE/day)	34,025	36,100	21,700	(6)%	57%
Unhedged Product Price Received
Average Price Received Oil ($/Bbl)	$88.62	$85.09	$90.80	4%	(2)%
Average Price Received Gas ($/Mcf)	$8.56	$6.61	$6.48	30%	32%
Average Price Received BOE ($/BOE)	$83.93	$80.17	$84.51	5%	(1)%
Expenses
Lease Operating Expense ($/BOE)	$7.43	$6.54	$6.90	14%	8%
Production Tax ($/BOE)	$8.95	$8.65	$9.08	3%	(1)%
Gathering, Transportation & Marketing Expense ($/BOE)	$2.25	$2.19	$2.45	3%	(8)%
DD&A Expense ($/BOE)	$29.27	$30.18	$29.38	(3)%	—%
Total G&A Expense ($/BOE)	$4.54	$4.22	$5.28	8%	(14)%
Non-cash Stock-based Compensation Expense ($/BOE)	$1.67	$1.37	$1.91	22%	(13)%

Drilling and Completion Operations

During the first quarter of 2014, Kodiak completed 20 gross (15.2 net) operated wells and participated in the completion of 26 gross (3.8 net) non-operated wells.

Kodiak’s drilling operations continue with seven operated rigs which the Company plans to maintain throughout 2014, along with continuing participation in non-operated activities. Well costs continue to decline as a result of decreased spud-to-rig-release times, as well as some cost reductions across the full drilling spectrum.

Pilot Program Update

Downspacing work continues in the Company's Polar operating area.  Drilling operations are in progress on the second and third four-well pads in the drilling spacing unit (DSU) comprising the Polar Pilot 2.0. Each pad will consist of two wells drilled in the Middle Bakken and two in the Three Forks spaced approximately 600-650 feet apart within each reservoir. The Company plans to test 16 wells within this 1,280-acre DSU with eight wells in the Middle Bakken and eight wells within the Three Forks.

The following table summarizes production data from the Company's downspacing projects.

	Average Production per Well (BOE/d)
Polar Pilot 1.0
	30 Days	60 Days	90 Days	120 Days	150 Days	180 Days	210 Days
Middle Bakken (6 wells)	1,020	845	735	666	611	562	518
Three Forks (6 wells)	933	751	645	570	519	471	432

Polar Pilot 2.0
	30 Days	60 Days
Middle Bakken (2 wells)	1,040	790
Three Forks (2 wells)	792	606

Smokey Pilot
	30 Days	60 Days	90 Days	120 Days	150 Days
Middle Bakken (6 wells)	940	738	648	566	506
Three Forks (6 wells)	659	516	417	357	316

2014 Capital Expenditures

During the first quarter of 2014, Kodiak has invested approximately $208.6 million related to its oilfield operations and leasehold acquisitions compared to its full year capital expenditure guidance of approximately $940.0 million. Additional detail on our capital expenditures as of the end of the first quarter of 2014 versus our full year 2014 budget is provided in the table below ($ in millions).

		Three Months Ended
	2014 Annual	March 31, 2014
	Budget	Actual
Capital Expenditures
Drilling and completion costs	$890.0	$204.9
Infrastructure and leasehold acquisitions	50.0	3.7
Total capital expenditures	$940.0	$208.6

Divestitures
Proved and unproved oil and gas properties		$(70.8)

Non-Cash Capitalized Costs
Asset retirement obligations		$0.9
Capitalized interest		8.4

Total capitalized costs, net of divestitures		$147.1

Updated 2014 Production Guidance

In late November 2013 and continuing through February 2014, North Dakota experienced colder than normal weather. Due to these conditions, completion and workover activities on both operated and non-operated properties were slowed, resulting in lower than expected first quarter production. As conditions improved in March and continued through April, the activity and production levels have returned to the expected levels. After assessing first quarter production, the impact of asset divestitures, and an update to our non-operated completion schedule for the remainder of 2014, Kodiak is revising its average 2014 full-year production guidance to a range of 39,000 to 42,000 BOE/d, or 35% to 45% year-over-year sales volume growth.

Management Comments

Commenting on recent developments, Kodiak's Chairman and CEO, Lynn A. Peterson said, “We have just completed a challenging quarter as weather adversely affected our activity level. Although the team worked tirelessly through the weather conditions, the impact on our operations was of a meaningful enough size that we believed it to be prudent to reset our full year production guidance.”

“During the first quarter of 2014, nearly a third of our completed operated wells were drilled in our Wildrose area of northern Williams County to hold acreage. This is an area with a thinner reservoir section and less source rock that results in lower reservoir pressures and less gas, and corresponding lower production rates and reserves. Wells in this area also have to be put on pump soon after completion, which was delayed because of weather. We are excited about the remainder of the year as our activity is all concentrated in the heart of our core leasehold in southern Williams, McKenzie and Dunn Counties, where we continue to deliver consistent well results.”

“Based upon early production our downspacing projects continue to show encouraging results. Through the first seven months of production our 12-well downspacing project in the Polar area has produced on average approximately 100,000 BOE per well, putting them well on their way towards payout.”

“Our development program continues to see efficiency gains with both fewer drilling days and fewer days for completion work, helping to drive down our well costs. We currently estimate our completed and equipped well costs, using 100% ceramic proppants, are approximately $8.5 million to $9.0 million, which should be reflected in the later quarters of 2014. As we move toward full-scale development of our core Williston Basin properties, we will continue to look for additional opportunities to improve drilling efficiencies and further drive down completed well costs.”

Q1-14 Results Teleconference Call

In conjunction with Kodiak's release of its financial and operating results, investors, analysts and other interested parties are invited to participate in a conference call with management on Friday, May 2, 2014 at 11:00 a.m. Eastern Daylight Time.

Kodiak Oil & Gas Corp. Q1-14 Financial and Operating Results Conference Call
Date:	May 2, 2014
Time:	11:00 a.m. EDT
10:00 a.m. CDT
9:00 a.m. MDT
8:00 a.m. PDT
Call:	(877) 870-4263 (US/Canada) and (412) 317-0790 (International)
Internet:	Live and rebroadcast over the Internet: http://www.videonewswire.com/event.asp?id=98847
Replay:	Available for 30 days at http://www.kodiakog.com or http://www.videonewswire.com/event.asp?id=98847

Upcoming Investor Conferences

Kodiak also today announced management's participation in upcoming investor conferences. If a webcast is available, links can be found on the Company's website at www.kodiakog.com.

Conference	City	Date	Time
Baird Growth Stock Conference	Chicago, IL	May 8, 2014	11:20 AM ET
ISI Bermuda Energy Conference	Bermuda	May 14, 2014	None
UBS Global Oil & Gas Conference	Austin, TX	May 21, 2014	8:30 AM ET
RBC Global Energy Conference	New York, NY	Jun. 3, 2014	None
Bank of America Merrill Lynch Global Energy & Power Leveraged Finance Conference	New York, NY	Jun. 4, 2014	TBD
IPAA OGIS Toronto Conference	Toronto, ON	Jun. 5, 2014	8:45 AM ET
Presentation times and webcasting are subject to change at the discretion of the conference organizer.  Please reference Kodiak's Presentations & Events page for further details regarding conferences and other events in which the Company may elect to participate.

About Kodiak Oil & Gas Corp.
Denver-based Kodiak Oil & Gas Corp. is an independent energy exploration and development company focused on exploring, developing and producing oil and natural gas primarily in the Williston Basin in the U.S. Rocky Mountains. For further information, please visit www.kodiakog.com. The Company's common shares are listed for trading on the New York Stock Exchange under the symbol: “KOG.”

Forward-Looking Statements
This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," projects," "potential" and similar expressions, or that events or conditions "will," "would," "may," "could" or "should" occur. Forward-looking statements in this document include statements regarding the Company's expectations as to its growth and development including trends in production, cash flow and reserves, the Company's expectations regarding potential improvements in LOE, the Company's pilot program, the Company's drilling and completion program, including timing and improvements in per-well costs, and trends in the availability and cost of oil field services. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and gas, uncertainties inherent in estimating quantities of oil and gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company's oil and gas production, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission.

For further information, please contact:

Mr. Lynn A. Peterson, Chairman and CEO, Kodiak Oil & Gas Corp. +1-303-592-8075
Mr. Aaron Gaydosik, Vice President of Finance, Kodiak Oil & Gas Corp. +1-720-399-3284

Footnotes to the Financial Statements
The notes accompanying the financial statements are an integral part of the consolidated financial statements and can be found in Kodiak's filing on Form 10-Q for the quarter-ended March 31, 2014.

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$15,966	$90
Accounts receivable
Trade	84,316	108,883
Accrued sales revenues	139,640	121,843
Inventory and prepaid expenses	12,838	11,367
Deferred tax asset, net	19,740	14,300
Total Current Assets	272,500	256,483

Oil and gas properties (full cost method), at cost:
Proved oil and gas properties	3,772,963	3,556,667
Unproved oil and gas properties	572,410	641,644
Equipment and facilities	27,804	27,712
Less-accumulated depletion, depreciation, amortization, and accretion	(694,657)	(605,700)
Net oil and gas properties	3,678,520	3,620,323

Commodity price risk management asset	283	1,290
Property and equipment, net of accumulated depreciation of $2,302 at March 31, 2014 and $1,980 at December 31, 2013	4,031	3,928
Deferred financing costs, net of amortization of $24,524 at March 31, 2014 and $22,963 at December 31, 2013	40,186	41,746

Total Assets	$3,995,520	$3,923,770

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$274,833	$272,858
Accrued interest payable	29,975	24,425
Commodity price risk management liability	31,779	20,334
Total Current Liabilities	336,587	317,617

Noncurrent Liabilities:
Credit facility	700,000	708,000
Senior notes, net of accumulated amortization of bond premium of $1,193 at March 31, 2014 and $1,024 at December 31, 2013	1,554,807	1,554,976
Commodity price risk management liability	264	—
Deferred tax liability, net	157,930	133,700
Asset retirement obligations	17,520	16,405
Total Noncurrent Liabilities	2,430,521	2,413,081

Total Liabilities	2,767,108	2,730,698

Stockholders’ Equity:
Common stock—no par value; unlimited authorized
Issued and outstanding: 266,506,464 shares as of March 31, 2014 and 266,249,765 shares as of December 31, 2013	1,030,690	1,024,462
Retained earnings	197,722	168,610
Total Stockholders’ Equity	1,228,412	1,193,072

Total Liabilities and Stockholders’ Equity	$3,995,520	$3,923,770

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)
(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
Revenues:
Oil sales	$237,249	$155,843
Gas sales	19,766	9,207
Total revenues	257,015	165,050

Operating expenses:
Oil and gas production	57,037	35,991
Depletion, depreciation, amortization and accretion	89,629	57,385
General and administrative	13,918	10,302
Total operating expenses	160,584	103,678

Operating income	96,431	61,372

Other income (expense):
Loss on commodity price risk management activities, net	(24,805)	(15,744)
Interest income (expense), net	(24,550)	(13,810)
Other income	826	426
Total other income (expense)	(48,529)	(29,128)

Income before income taxes	47,902	32,244

Income tax expense	18,790	12,800

Net income	$29,112	$19,444

Earnings per common share:
Basic	$0.11	$0.07
Diluted	$0.11	$0.07

Weighted average common shares outstanding:
Basic	266,292,773	265,328,392
Diluted	269,935,030	267,969,663

KODIAK OIL & GAS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$29,112	$19,444
Reconciliation of net income to net cash provided by operating activities:
Depletion, depreciation, amortization and accretion	89,629	57,385
Amortization of deferred financing costs and debt premium	1,391	918
Loss on commodity price risk management activities, net	24,805	15,744
Settlements on commodity derivative instruments	(12,089)	1,438
Stock‑based compensation	5,120	3,724
Deferred income taxes	18,790	12,800
Changes in current assets and liabilities:
Accounts receivable‑trade	24,992	(15,013)
Accounts receivable‑accrued sales revenues	(17,797)	(9,439)
Prepaid expenses and other	(368)	134
Accounts payable and accrued liabilities	(5,610)	7,493
Accrued interest payable	5,550	19,945
Net cash provided by operating activities	163,525	114,573

Cash flows from investing activities:
Oil and gas properties	(210,683)	(275,805)
Sale of oil and gas properties	70,848	—
Equipment, facilities and other	(497)	(4,065)
Net cash used in investing activities	(140,332)	(279,870)

Cash flows from financing activities:
Borrowings under credit facility	80,000	163,875
Repayments under credit facility	(88,000)	(358,875)
Proceeds from the issuance of senior notes	—	350,000
Proceeds from the issuance of common shares	700	260
Purchase of common shares	(17)	(518)
Debt and share issuance costs	—	(6,920)
Net cash provided by (used in) financing activities	(7,317)	147,822

Increase (decrease) in cash and cash equivalents	15,876	(17,475)

Cash and cash equivalents at beginning of the period	90	24,060

Cash and cash equivalents at end of the period	$15,966	$6,585

Supplemental cash flow information:
Oil & gas property accrual included in accounts payable and accrued liabilities	$172,110	$146,840
Cash paid for interest	$26,024	$1,458

KODIAK OIL & GAS CORP.
RECONCILIATION OF ADJUSTED EBITDA
(In thousands)
(Unaudited)

	For the Three Months Ended March 31,
	2014	2013
Reconciliation of Adjusted EBITDA:
Net income	$29,112	$19,444
Add back:
Depreciation, depletion, amortization and accretion	89,629	57,385
Amortization of deferred financing costs and debt premium	1,391	918
Loss on commodity price risk management activities, net	24,805	15,744
Settlements on commodity derivative instruments	(12,089)	1,438
Stock based compensation expense	5,120	3,724
Income tax expense	18,790	12,800
Interest expense	23,174	12,902
Adjusted EBITDA	$179,932	$124,355

In evaluating its business, Kodiak considers earnings before interest, income taxes, depletion, depreciation, amortization, and accretion, amortization of deferred financing costs and debt premium, impairment, gains or losses on foreign currency, the net (gain) loss on commodity price risk management activities less settlements on commodity derivative instruments, and stock‑based compensation expense, (“Adjusted EBITDA”) as a key indicator of financial operating performance and as a measure of the ability to generate cash for operational activities, future capital expenditures and an indication of our potential borrowing base under our credit facility. Adjusted EBITDA is not a Generally Accepted Accounting Principle (“GAAP”) measure of performance. The Company uses this non-GAAP measure to compare its performance with other companies in the industry that make a similar disclosure, as a measure of its current liquidity, in developing our capital expenditure budget, to evaluate our compliance with covenants under our credit facility and as a component of the corporate objectives to which we tie the vesting of equity-based awards made to senior executives. The Company believes that this measure may also be useful to investors for the same purpose and for an indication of the Company's ability to generate cash flow at a level that can sustain or support our operations and capital investment program, and that disclosure of this measure provides investors with visibility as to the corporate objectives that affect our executive compensation program. Investors should not consider this measure, or other non-GAAP measures such as adjusted net income, in isolation or as a substitute for operating income or loss, cash flow from operations determined under GAAP or any other measure for determining the Company's operating performance that is calculated in accordance with GAAP. In addition, because Adjusted EBITDA is not a GAAP measure, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of Adjusted EBITDA and net income for the three months ended March 31, 2014 and 2013 is provided in the table above.